EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration No. 333-114849 on Form S-8, Registration Statement No. 333-63678 on Form S-8, Registration Statement No. 333-63676 on Form S-8, Registration Statement No. 333-35860 on Form S-8, Registration Statement No. 333-37636 on Form S-8, Registration Statement No. 333-50495 on Form S-8 and Registration Statement No. 333-109002 on Form S-3, of our reports dated February 27, 2006 relating to the financial statements of Crane Co., consolidated financial statement schedule of the Company listed in item 15 and management’s report on the effectiveness of internal controls over financial reporting incorporated by reference in this Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Stamford, Connecticut
March 9, 2006